Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 2-86602, 33-15775, 33-37567, 33-45482, 333-01465, 333-63442, 333-71384, 333-81063 and 333-111364 on Form S-8 of our reports dated September 25, 2008 relating to the consolidated financial statements of CBRL Group, Inc., and the effectiveness of CBRL Group, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of CBRL Group, Inc. for the year ended August 1, 2008.

/s/ Deloitte & Touche LLP

Nashville, Tennessee
September 25, 2008